Exhibit 4.3.3

Additional agreement No. 8 to the contract No. P 81055

Moscow	March 01, 2009

CJSC “Tetra Pak”, Moscow, hereinafter referred to as the “Seller”, represented by the Commercial Operations Director Winfried Muehling, acting on the basis of Power of attorney 14-11/104 dated 01/01/2009, on the one part, and

OAO “Wimm-Bill-Dann Beverages”, Moscow, Russia, hereinafter referred to as the “Buyer”, represented by Purchasing Director Skorobogatov A.V., acting on the basis of Power of Attorney #108m dd 01.09.2008, on the other part, have concluded the present Amendment #1 to the additional agreement #4 dd 25.08.08 to PM contract No. P81055 dd 01.03.2008 on the following:

1. To sign Annex 1.5 (Specification) that comes into force on 01.03.2009 and valid till 30.04.2009 and consider them to be integral part to the contract No. P81055.

2. Consider Annex 1.4 (Specification) invalid from 01.03.2009.

3. The present Agreement comes into effect on 01.03.2009 and valid till 30.04.2009.

4. The Additional Agreement is made in English and Russian languages in two copies, one for each party. In case of differences between English and Russian texts the Russian text will always prevail over the English text.

FOR AND ON BEHALF OF THE SELLER

Date:	/s/ W. Muehling

FOR AND ON BEHALF OF THE BUYER

Date:	/s/ A.V. Skorobogatov

“[*]” means that certain confidential material has been filed separately with the Securities and Exchange Commission